UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2014

WRIT MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	7812	56-2646829
(State or jurisdiction of Identification No.)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer incorporation)

8200 Wilshire Blvd. #200, Beverly Hills, California, 90211, 310-461-3737
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Retro Infinity Inc., a video game publisher of classic games including the Amiga Games brand and a wholly-owned subsidiary of the registrant WRIT Media Group, Inc., has entered into a Channel Application Development and Games Distribution Agreement with Roku, Inc. a privately held company located in Saratoga, CA. The Roku streaming player is the market leader in streaming entertainment devices for television, with well over 5 million users and 8 billion video streams.

The agreement will bring a minimum of Fifty (50) Retro Infinity classic game titles to Roku players, with an option by Roku to license up to an additional Five Hundred (500) titles. Roku will co-market the release of the gaming titles via Roku.com and the on-device Roku Channel Store. Retro Infinity will create special versions of their titles to take advantage of Roku Player’s game remote, which features motion sensing technology, and to showcase the capabilities of Roku 3 players.

Cautionary Note Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, but not limited to, those discussed in Writers’ Group Film Corp.’s latest 10-Q filed November 19, 2013. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Roku, Roku Player, and related trademarks and names are the property of Roku, Inc. and are registered and/or used in the U.S. and countries around the world. Amiga is the registered trademark of Amiga, Inc. in the U.S. and other territories, Amiga Inc. Trademarks and Software have been licensed to Amiga Games, Inc. for mobile devices under a Software and Trademark License Agreement. All rights reserved. All other trademarks belong to their respective owners.

WRIT Media Group, Inc.

Investor Relations:	Pacific Equity Alliance LLC
Investor Contact:	Zachary R. Logan / Drew S. Phillips
Phone:	858.886.7238
Email:	info@pacificequityusa.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRIT MEDIA GROUP, INC.

Date: February 10, 2014	By:	/s/ Eric Mitchell
Eric Mitchell
President

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